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                              GOLDMAN, SACHS & CO.
                                85 BROAD STREET
                            NEW YORK, NEW YORK 10004

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                                WYLE ELECTRONICS
                                       AT

                              $50.00 NET PER SHARE
                                       BY

                              EBV ELECTRONICS INC.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                RAAB KARCHER AG

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                                     TIME,
           ON TUESDAY, AUGUST 5, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                    July 9, 1997

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We have been appointed by EBV Electronics Inc., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Raab Karcher AG, a corporation organized under the laws of the Federal Republic of Germany ("Parent"), to act as Dealer Managers in connection with Purchaser's offer to purchase all outstanding shares of common stock, without par value (the "Common Stock"), of Wyle Electronics, a California corporation (the "Company"), and the associated preferred stock purchase rights (together with the Common Stock, the "Shares"), at a price of $50.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated July 9, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES WHICH WOULD CONSTITUTE NOT LESS THAN 90% OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND (II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 APPLICABLE TO THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER SHALL HAVE EXPIRED OR BEEN TERMINATED.

     IN THE EVENT THAT MORE THAN 50% OF THE SHARES THEN OUTSTANDING ARE TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN, BUT LESS THAN 90% OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS ARE ACQUIRED BY PURCHASER PURSUANT TO THE OFFER AND THE STOCK OPTION DESCRIBED IN THE OFFER TO PURCHASE, PURCHASER WILL WAIVE THE MINIMUM CONDITION AND AMEND THE OFFER TO REDUCE THE NUMBER OF SHARES SUBJECT TO THE OFFER TO 6,102,321 SHARES OR SUCH GREATER OR LESSER NUMBER OF SHARES AS EQUALS 49.9% OF THE SHARES THEN OUTSTANDING (THE "REVISED MINIMUM NUMBER") AND, IF A GREATER NUMBER OF SHARES IS TENDERED INTO THE OFFER AND NOT WITHDRAWN, PURCHASE, ON A PRO RATA BASIS, THE REVISED MINIMUM NUMBER OF SHARES (IT BEING UNDERSTOOD THAT PURCHASER SHALL NOT IN ANY EVENT BE REQUIRED TO ACCEPT FOR PAYMENT, OR PAY FOR, ANY SHARES IF LESS THAN THE REVISED MINIMUM NUMBER OF SHARES ARE TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN AT THE EXPIRATION OF THE OFFER).
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     Enclosed for your information and use are copies of the following documents:

          1. Offer to Purchase, dated July 9, 1997;

          2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

          4. A letter to shareholders of the Company from Ralph L. Ozorkiewicz, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

          5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 5, 1997, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed and any other required documents.

     If holders of Shares wish to tender, but cannot deliver their certificates or other required documents or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in "Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

     Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Managers, the Depositary and the Information Agent, as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Goldman, Sachs & Co. or Georgeson & Company Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from the Information Agent, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          GOLDMAN, SACHS & CO.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.